Exhibit 10.12

RENT: $ 68,140.25	FOLIO # L. SUMTER - 1150	BAY :1150 CLIPPER ROAD
TAX: LESSEE RESPONSIBLE		TERMS: 04/06/2023 – 08/31/2038
WATER: LESSEE RESPONSIBLE		YEARS: 15 YRS & 4 MO
TRASH: LESSEE RESPONSIBLE		NEW: X RENEW
SEC. SERV. LESSEE RESPONSIBLE
ELECTRIC: LESSEE RESPONSIBLE
TOTAL: $ 68,140.25	BUSINESS LEASE	OTHER: N/A

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) made and entered into this 6th day of April, 2023 by and between LUCKY SUMTER, LLC, a Florida limited liability company, (“Lessor”) having a mailing address 1150 CLIPPER ROAD, SUMTER, SC, 29154 and SOLAR 4 AMERICA TECHNOLOGY INC., and SEM WAFERTECH INC., and its permitted assigns (collectively “Lessee”) each having an address at 4803 URBANI AVENUE, McCLELLAN PARK, CA 95652.

RECITALS

A.                 Lessor and Lessee entered into that certain Option to Lease Real Estate Agreement dated on or about February 3, 2023 (the “Original Option Agreement”), as amended by that certain First Amendment to Option to Lease Real Estate Agreement dated March 3rd, 2023 (the “Option Amendment”) wherein Lessor granted Lessee the option (the “Option”) to lease the Premises, as hereinafter defined, from Lessor.

B.                  Pursuant to the Option Agreement, Tenant has paid to Lessor an amount equal to Eleven Thousand and No/100 Dollars (the “First Option Payment”) and Eighteen Thousand and No/100 Dollars (the “Second Option Payment” and together with the First Option Payment, collectively, the “Option Payment”). Under the terms of the Option Agreement, if Lessee exercised the Option, the Option Payment would be applied to the Security Deposit, as hereinafter defined, due from Lessee to Lessor in accordance with the terms of the Lease.

C.                  Lessee has elected to exercise the Option and the parties now wish to enter into this Lease in accordance therewith.

W I T N E S S E T H:

1.       PREMISES: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the warehouse and office space with a mailing address of 1150 CLIPPER ROAD, SUMTER, SC, 29154, which warehouse and office space contains an “agreed upon” 272,561 +/- square feet of space and is hereinafter referred to as the “Premises” or the “Premises”. The Premises are shown on Exhibit “A”, attached to this Lease and made a part hereof.

2.       TERM:

a.       The Lease Commencement Date ("Lease Commencement Date") shall be April 6, 2023.

b.      The Lease Term ("Lease Term") shall commence on the Lease Commencement Date and shall continue ONE HUNDRED EIGHT-FOUR (184) full calendar months thereafter. "Lease Year" shall mean a period of twelve (12) consecutive months commencing on the Lease Commencement Date and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the first Lease Year shall commence on the Lease Commencement Date and shall continue for the balance of the month in which the Lease Commencement Date occurs and for a period of twelve (12) months thereafter.

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c.       For the period from the date Lessor delivers possession of the Premises to Lessee until the Lease Commencement Date (“Early Access Period”), Lessee shall have the right to make modifications to the Premises, install telecommunications and IT equipment, security equipment, move-in Lessee’s fixtures and furnishings and occupy the Premises. During the Early Access Period, all terms and provisions of this Lease shall be in full force and effect and all of the Lessee’s obligations shall apply (including, without limitation, Lessee’s obligation to pay for utilities serving the Premises and all insurance and indemnity obligations.)

d.       Lessor hereby grants to Lessee the conditional right, exercisable at Lessee’s option, to renew the term of this Lease for one additional ten (10) year term (“Renewal Term”) in “as is” condition at then market rates. If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence immediately following the end of the current Lease Term If Lessee fails to renew the term of the Lease. The rights of renewal herein granted to Lessee shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(i)     Lessee shall exercise its right of renewal with respect to a Renewal Term by giving Lessor written notice of such election not later than one hundred twenty (120) days prior to the expiration of the then current Lease Term. In the event Lessee exercises the option for the Renewal Term, the Base Rent shall increase annually at the same percentage rate as under the original Lease Term. If Lessee’s renewal notice is not given timely or Lessee fails to execute an amendment to this Lease within the time period specified above, then, at Lessor’s option, Lessee’s right of renewal shall lapse and be of no further force and effect.

(ii)   If Lessee is in default under this Lease on the date Lessee sends a renewal notice, then, at Lessor’s election, such Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then current Lease Term.

(iii) If, at any time during the Lease Term, fifty percent (50%) or more of the square feet of rentable area of the Premises have been subleased or assigned to a person or entity or if this Lease has been terminated with respect to any such portion, then Lessee’s rights pursuant to this Section shall lapse and be of no further force or effect.

(iv)  Lessee’s right of renewal under this Section may be exercised only by Lessee and may not be exercised by any other transferee, sublessee or assignee of Lessee.

3.       RENTAL AND OTHER PAYMENTS:

(a)       Rental (the “Base Rent”) shall be paid in advance on or before the first day of each month, together with applicable tax thereon as follows:

1ST YEAR	APRIL 3, 2023 THRU APRIL 31, 2024 the rent will be $ 68,10.25 per month; payable on the 1st day of each month.

2ND YEAR	MAY 1, 2024 THRU APRIL 31, 2025 the rent will be $ 70,184.46 per month; payable on the 1st day of each month.

3RD YEAR	MAY 1, 2025 THRU APRIL 31, 2026 the rent will be $ 72,289.99 per month; payable on the 1st day of each month.

4TH YEAR	MAY 1, 2026 THRU APRIL 31, 2027 the rent will be $ 74,458.69 per month; payable on the 1st day of each month.

5TH YEAR	MAY 1, 2027 THRU APRIL 31, 2028 the rent will be $ 76,692.45 per month; payable on the 1st day of each month.

6TH YEAR	MAY 1, 2028 THRU APRIL 31, 2029 the rent will be $ 78,993.22 per month; payable on the 1st day of each month.

7TH YEAR	MAY 1, 2029 THRU APRIL 31, 2030 the rent will be $ 81,363.02 per month; payable on the 1st day of each month.

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8TH YEAR	MAY 1, 2030 THRU APRIL 31, 2031 the rent will be $ 83,803.91 per month; payable on the 1st day of each month.

9TH YEAR	MAY 1, 2031 THRU APRIL 31, 2032 the rent will be $ 86,318.03 per month; payable on the 1st day of each month.

10TH YEAR	MAY 1, 2032 THRU APRIL 31, 2033 the rent will be $ 88,907.57 per month; payable on the 1st day of each month.

11TH YEAR	MAY 1, 2033 THRU APRIL 31, 2034 the rent will be $ 91,574.80 per month; payable on the 1st day of each month.

12TH YEAR	MAY 1, 2034 THRU APRIL 31, 2035 the rent will be $ 94,322.04 per month; payable on the 1st day of each month.

13TH YEAR	MAY 1, 2035 THRU APRIL 31, 2036 the rent will be $ 97,151.70 per month; payable on the 1st day of each month..

14TH YEAR	MAY 1, 2036 THRU APRIL 31, 2037 the rent will be $ 100,066.25 per month; payable on the 1st day of each month.

15TH YEAR	MAY 1, 2037 THRU APRIL 31, 2038 the rent will be $ 103,068.24 per month; payable on the 1st day of each month.

16TH YEAR	MAY 1, 2038 THRU AUGUST 31, 2039 the rent will be $ 106,160.29 per month; payable on the 1st day of each month.

In the event any sales, use or similar tax is ever imposed, Lessee shall be responsible for paying above the current Rent. For clarity and avoidance of doubt, in no event shall Lessee be responsible for any state or federal income taxes imposed on Lessor.

(b)                Lessor hereby acknowledges receipt of Lessee’s check, subject to collection, in the amount $68,140.25, representing payment of one (1) month (first) of Base Rent in advance, including sales tax thereon.

(c)                Subject to the provisions of Section 31, Lessor hereby acknowledges receipt of Lessee's check, subject to collection, in the amount of $68,140.25, representing payment of the initial Security Deposit required by Section 31 of this Lease.

(d)                Lessee covenants and agrees to pay all licenses, taxes, sales taxes and assessments of every kind and character imposed by any governmental body, on, against or in connection with the operation of the business conducted on the Premises, or against Lessee’s property in or on the Premises or on any installment of Base Rent or item of additional rent or other charge payable by Lessee under this Lease, provided in no event shall Lessee be responsible for income taxes payable by Lessor.

(e)                LATE CHARGE: If Lessee does not make the Base Rent payment by no later than the fifth (5th) of each month, then Lessee shall pay to Lessor a late charge of ten percent (10%) for any installment of Base Rent, any item of additional rent or other charge payable hereunder which Lessee has failed to pay to Lessor on the fifth (5th) day of the month, not as a penalty, but to help defray administrative and other expenses involved in handling delinquent payments. In the event any check given to Lessor by, or on behalf of, Lessee is returned to lessor by its bank for insufficient funds or for any other reason or is otherwise uncollectable, Lessee shall pay to Lessor a service charge in the sum equal to a fee of five (5%) percent of the face value of each check issued.

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(f)                 AMOUNT OF SECURITY: Simultaneously with the execution of this Lease, the Lessee shall deposit with the Lessor the sum of SIXTY-EIGHT THOUSAND ONE HUNDRED FORTY DOLLARS ---- 25/100 ($68,140.25) receipt of which said sum is hereby acknowledged by the Lessor, as a security deposit to guarantee the full and faithful performance of all the terms, conditions and obligations to be performed by the Lessee under the terms of this Lease; same to be returned upon the expiration of this Lease after all cost of returning the premises to their original condition and pursuant to Move Out Standards, attached hereto as Exhibit “D” reasonable wear and tear excepted, thereafter it shall be applied to all remaining obligations including but not limited to, rent in arrears, this deposit does not relieve the Lessee of his obligations to pay each and every payment when due hereunder. The Lessor may demand additional reasonable security during the term of this lease, should it be in good-faith deemed necessary in order to guarantee that the premises shall be restored to the original condition. For clarity and avoidance of doubt, Lessee shall receive a credit toward the Security Deposit equal to the Option Payment.

MONIES REQUIRED TO MOVE IN:

$ 136,280.50 on signing of this Lease, receipt in which is hereby acknowledged, to be applied as follows:

•	$ 68,140.25 as rent in advance for the period of 1st Months’ Rent (For the First Non-Abatement Month rent)

•	$ 68,140.25 as Security Deposit

(g)       RENT ABATEMENT: Notwithstanding anything to the contrary in this Lease, including, without limitation, the Base Rent schedule set forth in the basic lease provisions above, provided that no uncured Event of Default by Lessee has occurred, Lessor shall abate the Base Rent due during the MONTH OF APRIL – MAY – JUNE – JULY – AUGUST 2023 Lease Year of the Term (“Abated Rent”). For the purposes of this Lease, “First Non-Abatement Month” shall mean September 2023. Notwithstanding anything to the contrary contained in this Lease, Abated Rent shall immediately become due and payable to Lessor in the event that this Lease or Lessee’s right of possession to the Premises is terminated as a result of any uncured monetary Event of Default by Lessee under this Lease within the three (3) years of the date hereof. This provision shall not be deemed to excuse payment of any rents or charged due other than Abated Rent. Lessee shall be responsible for Operating Expenses (CAM) during the Rent abatement Period.

(h)       ADDITIONAL RENT: This Lease shall be deemed to be a “triple net” lease, it being the express understanding and intent of Lessor and Lessee that the Base Rent due hereunder shall be absolutely net to Lessor. Except as otherwise expressly set forth herein, Lessee shall Lessee’s Share of all Operating Expenses (as defined below) arising in connection with the Premises, including without limitation, all Operating Expenses. All charges payable by Lessee under the terms of this Lease other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent and shall include all applicable sales or use taxes. The term “Rent” shall mean Base Rent and Additional Rent. In the event the Effective Date of the Lease shall fall on other than the first day of the calendar year, or if the expiration date of the Lease shall fall on other than the last day of the calendar year, Tenant’s share of the Operating Expenses and all other Additional Rent for such calendar year shall be apportioned pro rata.

(i)       OPERATING EXPENSES:

DEFINITIONS. For all purposes of this Lease, the following terms shall have the meanings ascribed to them herein.

a.  “Operating Expenses” shall mean any expenses incurred whether by the Lessor or by others authorized on behalf of the Lessor, arising out of Lessor’s maintenance, operation, repair, replacement (if such replacement is generally regarded in the industry as increasing operating efficiency or is required under any Applicable Law that was not in effect or not applicable to the Property on the Commencement Date) and administration of the Property, Building, Premises or Common Areas, including, without limitation: (i) all real estate, personal property and other ad valorem taxes, and any other levies, charges, local improvement rates, and assessments whatsoever assessed or charged against the Property, Building, Premises and Common Areas, the equipment and improvements owned by Lessor therein contained, including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income or capital gains taxes imposed upon Lessor, and including all fees and costs associated with the appeal of any assessment on taxes; (ii) insurance that the Lessor is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by the Lessor under such insurance; (iii) security, if any is provided by Lessor; (iv) landscaping and pest control; (v) a reasonable management fee; (vi) utility charges relating to the Common Areas; (vii) reasonable wages and benefits, and all taxes thereon, payable to Lessor’s property manager whose duties are solely and directly connected with the operation and maintenance of the Premises, Building, Common Areas or Property; and (viii) dues and assessments under any applicable deed restrictions or declarations of covenants and restrictions.

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b.  Operating Expenses shall, however, exclude: (i) interest and amortization on mortgages and other debt costs or ground lease payments, if any; (ii) depreciation of buildings and other improvements (except permitted amortization of certain capital expenditures); (iii) legal fees in connection with leasing, Lessee disputes or enforcement of leases; (iv) real estate brokers’ commissions or marketing costs; (v) improvements or alterations to Lessee spaces not required by law or Lessor’s insurer; (vi) the cost of providing any service directly to, and paid directly by, any Lessee; (vii) costs of any items to the extent Lessor receives reimbursement from insurance proceeds or from a warranty or other such third party (such proceeds to be deducted from Operating Expenses in the year in which received); and (viii) capital expenditures, except those (a) made primarily to reduce Operating Expenses or increases therein, or to comply with laws or insurance requirements (excluding capital expenditures to cure violations of laws or insurance requirements that existed prior to the date of this Lease), or (b) for replacements (as opposed to additions or new improvements); provided, any such permitted capital expenditure shall be amortized (with interest at the prevailing loan rate available to Lessor when the cost was incurred) over: (x) the period during which the reasonable estimated savings in Operating Expenses equals the expenditure, if applicable, or (y) the useful life of the item as reasonably determined by Lessor, but in no event less than five (5) years nor more than ten (10) years.

c.  “Lessee’s Share” shall mean that certain portion of the Operating Expenses that Lessee is obligated to pay to Lessor, which shall be calculated by multiplying the annual Operating Expenses by a fraction, the numerator of which shall be the total rentable square footage of the Premises and the denominator of which shall be the total rentable square footage of the Building. Lessee’s Share shall be subject to change as and if the rentable square footage of either the Premises or the Building changes.

d.  PAYMENT OF OPERATING EXPENSES. In addition to the payment of Base Rent, commencing on the Rent Commencement Date, Lessee shall pay Lessee’s Share to Lessor in accordance with the terms hereof. On or before March 31st of each year, Lessor shall provide an estimate of the Operating Expenses for the current calendar year and an estimate of Lessee’s Share, if any (“Estimate Statement”). Lessee shall remit monthly one-twelfth (1/12th) of Lessee’s Share (“Estimated Payment”) as Additional Rent together with its payments of Base Rent; provided that Lessor may invoice Lessee retroactively for the months of January through the month of issuance of the Estimate Statement. From time to time during the Term, but not more than two (2) times in a single calendar year, Lessor may deliver a revised Estimate Statement to Lessee. The revised Estimate Statement shall set forth a revised Estimated Payment for such calendar year in an amount sufficient to pay the re-estimated monthly amount over the balance of such calendar year after giving credit for payments made by Lessee based on the previous Estimate Statement. On or before March 31st of each calendar year, Lessor shall send a statement to Lessee detailing all Operating Expenses for the prior year and setting forth the amount representing the Lessee’s Share, as reconciled for the actual Operating Expenses of the prior year (“Operating Expense Statement”). If the Operating Expense Statement indicates that the estimated Operating Expenses paid by Lessee during the preceding year exceeded Lessee’s Share, then Lessee shall be given a credit against its next due installments of Operating Expenses in the amount of the difference between the Estimated Payments made in the preceding year and the actual Lessee’s Share for the preceding year. If such overpayment of Operating Expenses by Lessee occurs in the final year of the Term, Lessor shall refund to Lessee the difference between the Estimated Payments and the actual Lessee’s Share. If the Operating Expense Statement indicates that Lessee’s Share exceeded the Estimated Payments, then Lessee shall remit the difference to Lessor as Additional Rent. Lessor’s failure to provide a statement shall not prejudice Lessor’s right to collect a shortfall or Lessee’s right to receive a credit for over payments. Once a year, Lessee shall have the right to request Lessor provide copies of back up or supporting documents relating to such Operating Expenses, as reasonably requested by Lessee, for Lessee to perform an internal review of such Operating Expenses.

4.       “AS IS”: Except for the Lessor’s Work, Lessee takes the space in “As Is” condition. Lessor shall not be required to do any work in, on or upon the Premises or the Building to ready the same for Lessee’s use or occupancy of the Premises, it being acknowledged that Lessee is fully familiar with the condition of the Premises and that Lessee has either undertaken an exhaustive examination of the same prior to the execution of this Lease or has waived the opportunity to undertake such inspection. All work necessary for Lessee’s use, occupancy and operation of the Premises for their intended purposes shall be done by Lessee, at Lessee’s sole cost and expense, pursuant to the terms and conditions of this Lease. For the avoidance of doubt, the work to be performed by Lessor in the work letter shall not be a condition to Lessee’s commencement of rent on June 1, 2023. Lessor agrees to diligently pursue such work to completion.

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5.       SERVICE CONTRACTS: In addition to Lessee's other obligations contained herein, Lessee specifically agrees to keep and maintain in good working order and condition the heating, air-conditioning and ventilating systems and equipment now or hereafter located on and/or servicing the Premises. In connection therewith, Lessee shall, at its sole cost and expense, procure and keep in full force and effect, throughout the Lease Term, a full service maintenance agreement by a contractor approved by Lessor, which agreement shall be in form, content and at a level of service acceptable to Lessor, and provide, among other things, for the contractor to furnish parts and labor necessary to repair and maintain such systems and equipment in good working order and to provide inspections and preventative maintenance services on at least quarter annual intervals. Lessee shall provide Lessor a copy of such service contract within thirty (30) days after the execution of this Lease, and thereafter at least sixty (60) days prior to the expiration date of the then current contract. Upon request from Lessor, Lessee shall promptly provide to Lessor reasonable documentation (i.e. work tickets, repair tickets ... etc.) that such inspections, repairs and preventative maintenance services are being performed in compliance with the terms of the Lessor approved maintenance agreement.

7.       PEST CONTROL: For the presence of bugs, vermin, ants, termites or any other insects or pests in the Premises, Lessee agrees that should it be required in the Premises that the Lessee shall contract with a pest exterminating contractor to exterminate as may be necessary and as may be reasonably directed by the Lessor. The sole cost and expense of this service shall be the responsibility and obligation of the Lessee, and a copy of said contract shall be delivered to Lessor annually on March 31 of every year without demand.

8.       COMPLIANCE WITH REQUIREMENTS OF LAW: Lessee, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, County and local government and of any and all their departments and bureaus with jurisdiction over the Premises, and with any directives of any public officer or officers which shall impose any violation, order or duty upon Lessor or Lessee with respect to the Premises and/or relate to the correction, prevention and/or abatement of nuisances or other grievances in, upon or connected with the Premises during the Lease Term. Lessee shall, at Lessee’s own cost and expense, also promptly comply with and obey all rules, orders and regulations of all Lessor’s insurance carriers and any fire underwriting or rating authority. Any governmental or municipal permits, approvals or consents required in order for Lessee to be able to use the Premises for the purposes for which Lessee intends, and is permitted hereunder, to use the Premises, if necessary, shall be obtained by Lessee, at Lessee’s sole cost and expense, and any failure of Lessee to obtain such permits, approvals or consents shall not relieve Lessee of its obligations hereunder. In the event that there is non-compliance or a violation, citation and/or penalty is issued to the Lessor on behalf of the Lessee, the Lessee shall be solely responsible including an administrative penalty of 20% of the value of the penalty.

9.       UTILITIES: Lessee shall be responsible for all expenses of all utilities and services used on the Premises during the Lease that are attributable to Lessee If the meter services only the Premises, Lessee will be responsible for the entire storm water utility charges attributable to said meter. If other utilities are shared with the Premises and the Building or other tenants, Lessee agrees to allow applicable pro-rata of such utilities as needed based on a formula to estimate Lessee’s usage as determined in good-faith by the Lessor and subject to Lessee’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Lessee may reach a separate arrangement with any co-tenants of the Building for the payment of any shared utilities, subject to Lessor’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Subject to Section 7, below, in the event any utilities are not separately metered, Lessee may arrange for the installation of separate meters at the Premises, provided such installation is at Lessee’s sole cost.

10.       ALTERATIONS: Lessee shall make no additions, installations, alterations or changes in or to the Premises without obtaining the prior written permission of Lessor. In any event, all installations, alterations or work done by Lessee shall at all times comply with:

(a)	Laws, rules, orders and regulations of all governmental or municipal bodies, authorities, departments or agencies having jurisdiction thereof and such rules and regulations as Lessor shall promulgate.

(b)	Plans and specifications prepared by and at the expense of Lessee theretofore submitted to Lessor for its prior written approval; no installations, alterations or any other work shall be undertaken, started or begun by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications, which shall not be unreasonably withheld, conditioned, or delayed; and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor.

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Notwithstanding the foregoing or anything to the contrary in this Lease, Lessee may alter the Premises as is reasonably required during Lessee’s ordinary course of business, provided that, (i) any such improvements costs less than $30,000.00 and does not affect any of the structural components of the building, including, without limitation, all MEP’s or (ii) any such improvements constitute a repair or replacement of existing alterations previously approved by Lessor pursuant to the terms of this Lease.

As a material inducement for Lessee’s exercise of the Option, on or before the date which is ninety (90) days following the Commencement Date (the “Lessor Work Period”), Lessor shall complete all of the work set forth on Exhibit “E”, attached hereto (“Lessor’s Work”) in a manner acceptable to Lessee, whose approval shall not be unreasonably withheld, conditioned, or delayed. Lessor shall diligently pursue the completion of Lessor’s Work in a good-faith and reasonable manner. In all events, Lessor’s Work shall be completed by Lessor in compliance with all applicable laws of governmental entities with jurisdiction over the Property and performed by contractors or other parties properly licensed to perform the work required. For clarity and avoidance of doubt, Lessee shall not be entitled to withhold rent (including for the First Non-Abatement Month) due to Lessor’s failure to complete Lessor’s Work by the expiration of the Lessor Work Period.

11.       ACCESS: Lessee shall permit Lessor and others authorized by Lessor to enter upon the Premises at all reasonable times, and in all events only during Lessee’s regular business hours, to examine the condition thereof and conditions of Lessee’s occupancy, to make such repairs, additions or alterations therein as Lessor may deem necessary, for such other purposes as may be related to Lessor’s ownership or to exhibit the same to prospective Lessees, purchasers and/or mortgagees.

12.       SIGNAGE: Lessee may not erect any sign in or on any portion of the Premises, the Building or anywhere on the Land, without Lessor's prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Lessee, at its sole cost, shall be allowed to install signage on the exterior of the Premises subject to Lessor’s signage criteria and approval from the City/County of SUMTER / SUMTER COUNTY.

13.       USE AND OCCUPANCY: GLOBAL RENEWABLE ENERGY COMPANY AND PROVIDER OF SOLAR STORAGE, SOLAR PV PROJECTS AND ELECTRIC VEHICLE (EV) SOLUTIONS and related products and for no other use without Lessor’s prior written consent. Lessee shall not use, or permit the use of, the Premises contrary to any applicable statute, ordinance, law, rule or regulation or in violation of the certificate of occupancy.

14.       INDEMNITY: Lessee shall save and hold Lessor harmless from all liabilities, charges, expenses (including reasonable counsel fees) and costs on account of all claims for damages and otherwise and/or suits for or by reason of any injury or injuries to any person or property of any kind whatsoever, whether the person or property of Lessee, its agents or employees or third persons, from any cause or causes whatsoever while on or upon or in close proximity to the Premises or due to any breach of a covenant herein by Lessee or to Lessee’s use and occupancy of the Premises, except for the gross negligence or willful misconduct of Lessor. Lessor shall not in any manner be liable to Lessee for damages, losses or any other claim resulting from Lessor’s delay or failure in delivery of the Premises.

15.       SURRENDER AND TERMINATION: All fixtures, equipment, improvements and appurtenances attached to or built into the Premises prior to or during the term, whether by Lessor, at its expense or at the expense of Lessee, or by Lessee, shall be and remain part of the Premises and shall not be removed by Lessee at the end of the term, unless Lessor, at least thirty (30) days prior to the expiration of the term, notifies Lessee to remove the same. All of Lessee’s removable trade fixtures and removable business equipment may be removed by Lessee upon condition that the cost of repairing any damage to the Premises or the Building arising from such removal shall be paid by Lessee. Any property of Lessee or of any sub-Lessee or occupant that Lessee has the right to remove or may hereunder be required to remove which shall remain in the Premises after the expiration or termination of the term of this Lease shall be deemed to have been abandoned by Lessee, and either may be retained by Lessor as its property or may be disposed of in such manner as Lessor may see fit; provided, however, that, notwithstanding the foregoing, in the event of any failure of Lessee to promptly remove the items requested by Lessor to be removed and/or restore any damage to the Building or Premises occasioned by such removal, Lessor, at Lessee’s cost and expense (for reasonable expenses actually incurred by Lessor), may remove the items Lessee failed to remove and/or effect all repairs to the Building and Premises. If such property or any part thereof shall be sold, Lessor may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Base Rent, additional rent or other charge payable hereunder and any damages to which Lessor may be entitled hereunder or pursuant to law. Upon the expiration or other termination of the term of this Lease, Lessee shall quit and surrender to Lessor the Premises, broom clean, in good order and condition, ordinary wear excepted, and Lessee shall (i) remove all of its property and other items that it is permitted or required hereunder to remove and (ii) repair all damage to the Building and/or the Premises occasioned by such removal. Lessee’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

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16.       LIABILITY: Lessor, its agents and its and their employees shall not be liable for any damage to property of Lessee or of any other party claiming by, through or under Lessee, nor for the loss or damage to any property of Lessee by theft or otherwise. Lessee shall, at its own cost and expense, be responsible for the repairs or restoration due to, or resulting from, any theft or otherwise. Lessor or its agent shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature, except for those arising due to the gross negligence or willful misconduct of Lessor; nor shall Lessor or its agents be liable for any such damage caused by other Lessees or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for any defect (latent or otherwise) in the Premises or in the Building. Lessee shall reimburse and compensate Lessor as additional rent for all expenditures made by, or damages or fines sustained or incurred by, Lessor due to nonperformance or non-compliance with or breach or failure to observe any term, covenants or condition of this Lease upon Lessee’s part to be kept, observed, performed or complied with.

17.       NO WAIVER: The failure of Lessor to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Lessor of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver be in writing signed by Lessor. No surrender of this Lease shall be effective without Lessor’s written agreement to accept such surrender. No payment by Lessee, or receipt by Lessor, of a lesser amount than the full rent, additional rent or payment obligation hereunder shall be deemed to be other than on account for the sum or sums stipulated hereunder, nor shall any endorsement or statement on any check or any letter accompanying a payment by Lessee be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such rent, additional rent or other payment or pursue any other remedy available to Lessor. No waiver, on the part of Lessor, its successors or assigns, of any default or breach by Lessee of any covenant, agreement or condition of this Lease shall be construed to be a waiver of the rights of Lessor as to any prior or future default or breach by Lessee.

18.       SUBORDINATION: This Lease is subject and subordinate to the lien of any and all (i) mortgages, deeds of trust or other security devices which may now or hereafter affect or encumber all or any portion of the Building or the land underlying the same and the land (collectively, the “Land”). This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee, or holder of another security device or holder of a ground leasehold interest. In confirmation of such subordination, Lessee shall execute promptly any certificate that Lessor may request, in a form reasonably acceptable to the Lessee, whose approval shall not be unreasonably withheld, conditioned, or delayed. Either party may request by providing written notice to the other, an estoppel certificate from the other party stating, at minimum, that, to the knowledge of the responding party, the requesting party is not in default under the Lease and stating key lease terms, including, without limitation, the then Base Rent, the Term, and any other information reasonably requested by requesting party. The party subject of such request shall deliver the estoppel certificate within fifteen (15) days of written request therefor. Such estoppel certificate shall in all events be in a form reasonably acceptable to the other party, whose consent shall not be unreasonably withheld, conditioned, or delayed.

19.       INSURANCE. Commencing on the date the Premises are delivered to Lessee and during the Lease Term and any renewals or extensions thereof, the Lessee shall keep, in full force and effect, Commercial General Liability Insurance insuring the Lessee. Policy limits shall not be less than $1,000,000 (one million) dollars per occurrence and a general aggregate limit of $2,000,000 (two million) dollars covering death, bodily injury and property damage. Subject coverage shall also include fire and extended coverage legal liability insurance in an amount not less than $50,000 (fifty thousand dollars.) The limits of said insurance shall not in any way limit the liability of Lessee under this Lease. Lessee shall deliver to Lessor a Certificate of Insurance showing evidence of the named requirements herein. All insurance policies which Lessee is required to secure and maintain shall conform to the following conditions:

a.	Policies shall be written by one or more responsible insurance companies rated A.M. Best A- (A minus) 6 or better. Policies shall be in a form and by companies acceptable to Lessor and such acceptance will not be unreasonably withheld.

b.	Policies shall name Lessor, Agent or any other person designated by Lessor, as Additional Insured and shall contain a clause that insured shall not cancel insurance without first giving Lessor at least 30 (thirty) day prior written notice.

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c.	Policies shall waive all rights of subrogation against Lessor, and Lessor’s mortgagees with respect to such losses payable under such policies. Lessee hereby waives any and all right of recovery which it might otherwise have against Lessor or Lessor’s agents for loss or damage to Lessee’s furniture, furnishings, fixtures, inventory and/or improvements made by Lessee and all other losses covered by the insurance required to be carried by Lessee.

Lessee shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises, Building or the Land which will in any way increase the rate of fire insurance or other insurance on the Building or the Land. If any increase in the rate of fire insurance or other insurance is due to any activity, equipment or other items of Lessee, then (whether or not Lessor has consented to such activity, equipment or other item) Lessee shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

20.       DEFAULT: Time is of the essence with regard to the performance of Lessee’s obligations under this Lease. Any of the following constitutes a default of this Lease by Lessee:

a.	Failure to pay any installment of Base Rent, item of additional rent or other charge payable under this Lease on the applicable payment date.

Lessee shall pay Lessor interest at the rate of eighteen percent (18%) simple interest per annum (or if such rate be illegal, at the maximum rate permitted by law, and any payment in excess of that which is permitted by law shall, and be deemed to be, an advance payment of base rent and shall be applied against the installments of Base Rent next becoming due) (the “Interest Rate”) on all payments due under this Lease that are not made on the date when due, calculated from the date when due until paid in full.

b.	Failure to cure any other default of Lessee’s obligations under this Lease for a period of ten (10) days after notice specifying the nature of the default.

c.	Abandonment of the Premises.

d.	Lessee files a voluntary petition in bankruptcy or is adjudicated insolvent or a bankrupt, or makes an assignment for the benefit of creditors, or files a petition for relief under any applicable bankruptcy law, or consents to the appointment of a trustee or receiver of all or any substantial part of its property; or

e.	An involuntary petition under any applicable bankruptcy law is filed against Lessee and is not vacated within thirty (30) days.

21. LESSOR’S REMEDIES: Upon Lessee’s default and the expiration of any applicable grace period, Lessor may, at Lessor’s option, take any one or more of the following actions without further notice or demand.

a.	Declare all Base Rent, additional rent and other charges for the entire remaining portion of the term immediately due and payable.

b.	Bring an action against Lessee to collect all Base Rent and other sums due and owing Lessor, or to enforce any other term or provision of this Lease.

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c.	Terminate this Lease by five (5) days’ written notice to Lessee. In the event of termination, Lessee agrees to immediately surrender possession of the Premises. If Lessor terminates this Lease, Lessor may recover from Lessee all damages Lessor incurs by reason of Lessee’s default, including damages equal to the present value of the difference between the Base Rent due for the remainder of the Lease Term and the market value rent rate for the remainder of the Lease Term, and all Lessor’s and all costs and expenses actually incurred by Lessor, including, reasonable attorney’s fees.

d.	Lessor may pay or perform, or cause to be paid or performed, any obligation of Lessee under this Lease, for Lessee’s account, and Lessee shall promptly reimburse Lessor, upon demand, for all Lessor’s costs, expenses and attorneys’ fees so incurred.

e.	Relet the Premises for Lessee’s account without terminating this Lease. All sums received by Lessor from reletting shall be applied first to Lessor’s reasonable costs and expenses incurred in reletting, including, without limitation, Lessor’s reasonable attorneys’ fees, reasonable advertising costs, reasonable brokerage commissions and costs of repairs to the Premises actually expended or actually incurred by Lessor in order to effect such reletting, then to the payment of all sums due under this Lease. Upon Lessor’s demand, Lessee shall pay any deficiency to Lessor within ten (10) days of demand. In all events, Lessor shall make a good-faith, reasonable effort to relet the premises to a new tenant in order to mitigate Lessor’s damages.

Lessor’s remedies in this Section 18 are cumulative and in addition to any other remedies available at law or in equity.

22.       DESTRUCTION - FIRE OR OTHER CAUSE: If the Premises shall be partially damaged by fire or other cause without the fault or neglect of Lessee or Lessee’s servants, employees, agents, invitees or licensees, Lessor shall, upon Lessor’s receipt of the insurance proceeds and to the extent such proceeds are allocable or attributable to the Premises, repair the portions of the Premises covered by Lessor’s insurance, and the rent until such repairs shall have been made shall be apportioned according to the part of the Premises which is usable by Lessee. But if such partial damage is due to the fault or neglect of Lessee or Lessee’s servants, employees, agents, invitees or licensees, without prejudice to any other rights and remedies of Lessor and without prejudice to the rights of subrogation of Lessor’s insurer, the damages shall be repaired by Lessor but there shall be no apportionment or abatement of rent. If the Premises are totally damaged or are rendered wholly un-Lesseeable by fire or other cause and Lessor shall decide not to restore or not to rebuild the same, or if the Building shall be so damaged that Lessor shall decide to demolish it or not to rebuild it, or if the damage occurs in the last year of the then term of this Lease, or if the Building (whether or not the Premises have been damaged) should be damaged to the extent of fifty (50%) percent or more of the then monetary value thereof, or if the damage resulted from a risk not fully covered by Lessor’s insurance, then or in any of such events, Lessor may, within ninety (90) days after such fire or other cause, give Lessee a notice of Lessor’s election to cancel this Lease, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Lessee shall vacate the Premises and surrender the same to Lessor. For purposes of this Lease, the term “Lessor’s receipt of insurance proceeds” shall mean the portion of the insurance proceeds paid over to Lessor free and clear of any collection by mortgagees for the value of the damage, attorney fees and other costs of compromise, adjustment, settlement and collection of the insurance proceeds.

23       LEGAL FEES: In the event it shall become necessary for Lessor at any time, to institute any legal action or proceedings of any nature for the enforcement of this Lease, or any of the provisions hereof, or to employ an attorney-at-law therefore, Lessee shall pay all such reasonable costs and attorney’s fees, actually incurred in such action or proceedings, at all levels, including appellate.

24.       CONDEMNATION: If all of the Building is taken by or under the power of eminent domain (or conveyance in lieu thereof), this Lease shall terminate on the date the condemning authority takes possession. In all other cases of any taking of the Building by the power of eminent domain (or conveyance in lieu thereof), Lessor shall have the option of electing to terminate this Lease. If Lessor does not elect to terminate, Lessor shall do the work necessary so as to constitute the portion of the Building not so taken a complete architectural unit and Lessee shall do all other work necessary for it to use and occupy the Premises for its permitted purpose. During the period of Lessor's repairs, rent shall abate in an amount bearing the same ratio as the portion of the Premises unusable by Lessee bears to the entire Premises. Rent shall be equitably adjusted, as of the date the condemning authority permanently acquires possession of any portion of the Premises, to reflect any permanent reduction in the leasable portion of the Premises. Lessee shall not be entitled to, hereby expressly waives, and hereby assigns to Lessor all Lessee's right, title and interest in and to, any condemnation award for any taking (or consideration paid for a conveyance in lieu thereof), whether whole, partial, temporary or permanent, and whether for diminution of the value of Lessee's interest in this Lease or term thereof or to the lease improvements or for any other claim or damage, except Lessee shall not be precluded from seeking a separate claim for business damages or moving expenses against the condemning authority provided any awards or proceeds sought by, or paid to, Lessee does not reduce or diminish in any way or amount the awards or proceeds otherwise payable to Lessor.

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25.       ASSIGNMENT AND SUBLETTING: a. Lessee shall not assign, transfer or otherwise encumber (collectively, "assign") this Lease or all or any of Lessee's rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, "sublet") the Premises or any part thereof, without obtaining the prior written consent of Lessor, which consent may be withheld or granted in Lessor's sole and absolute discretion. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Lessor. Any assignment or subletting, Lessor's consent thereto, or Lessor's collection or acceptance of rent from any assignee or sublessee shall not be construed either as waiving or releasing Lessee from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Lessee or any assignee or sublessee from the obligation of obtaining Lessor's prior written consent to any subsequent assignment or subletting. As security for this Lease, Lessee hereby assigns to Lessor the rent due from any assignee or sublessee of Lessee. For any period during which Lessee is in default hereunder, Lessee hereby authorizes each such assignee or sublessee to pay said rent directly to Lessor upon receipt of notice from Lessor specifying same. Lessor's collection of such rent shall not be construed as an acceptance of such assignee or sublessee as a Lessee. Lessee shall not mortgage, pledge, hypothecate or encumber (collectively "mortgage") this Lease without Lessor's prior written consent, which consent may be granted or withheld in Lessor's sole and absolute discretion. Lessee shall pay to Lessor an administrative fee equal to one thousand dollars ($1,000) plus all other expenses (including reasonable attorneys' fees and reasonable accounting costs) incurred by Lessor in connection with Lessee's request for Lessor to give its consent to any assignment, subletting, or mortgage. Lessee shall notify Lessor prior to engaging a real estate broker in connection with any proposed assignment or sublease. Any sublease, assignment or mortgage shall, at Lessor's option, be effected on forms approved by Lessor. Lessee shall deliver to Lessor a fully executed copy of each agreement evidencing a sublease, assignment or mortgage within ten (10) days after Lessee's execution thereof. Notwithstanding the foregoing or anything in this Lease to the contrary, provided Lessee is not in default under this Lease, Lessee may assign this Lease to an affiliate under the same ownership and control as Lessee at any time by providing written notice to Lessor, provided that, Lessee shall remain liable for the performance of all obligations under this Lease. In the event of such assignment, Lessee shall not be required to pay any fee to Lessor.

b.                   If Lessee is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Lessee, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Lessee (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section. If Lessee is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Lessee (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Lessee (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section; provided, however, that the foregoing portion of this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market.

c.                   If at any time during the Lease Term, Lessee desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Lessee's request to Lessor for Lessor's consent thereto, Lessee shall give notice to Lessor in writing ("Lessee's Request Notice") containing: the identity of the proposed assignee, sublessee or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the "Proposed Sublease Commencement Date"); the area proposed to be assigned, sublet or otherwise encumbered (the "Proposed Sublet Space"); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, sublessee or other party; and a certification executed by Lessee and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction. Notwithstanding the foregoing or anything in this Lease to the contrary, provided Lessee is not in default under this Lease, Lessee may assign this Lease to an affiliate under the same ownership and control as Lessee at any time by providing written notice to the Lessor of such assignment provided that, Lessee shall remain liable for the performance of all obligations under this Lease. In the event of such assignment, Lessee shall not be required to pay any fee to Lessor.

d.                   Intentionally Omitted.

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e.                   If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the sublessee or assignee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Lessee's fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Lessee shall pay to Lessor any such excess or other premium applicable to the sublease or assignment, which amount shall be paid by Lessee to Lessor as additional rent upon such terms as shall be specified by Lessor and in no event later than ten (10) days after any receipt thereof by Lessee. Acceptance by Lessor of any payments due under this Section shall not be deemed to constitute approval by Lessor of any sublease or assignment, nor shall such acceptance waive any rights of Lessor hereunder. Lessor shall have the right to inspect and audit Lessee's books and records relating to any sublease or assignment.

(f)                    All restrictions and obligations imposed pursuant to this Lease on Lessee shall be deemed to extend to any sublessee, assignee, licensee, concessionaire or other occupant or transferee, and Lessee shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Lessor's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Lessor succeeds to Lessee's interest in the Premises by voluntary surrender or otherwise, at Lessor's option the sublessee shall be bound to Lessor for the balance of the term of such sublease and shall attorn to and recognize Lessor as its Lessor under the then executory terms of such sublease.

26.       PARKING: Lessor shall have no responsibility to police or otherwise insure Lessee’s or other lessees’ use thereof. All parking spaces and parking areas shall be non-attended and shall be utilized at the vehicle owner’s own risk. Lessor shall not be liable for any injury to persons or property or loss by theft or otherwise to any vehicle or its contents. LESSEE will use the parking spaces directly in front of Lessee's premises. Any vehicle not operational and which remains in front of Lessee's premises for a period of five days or more, will be considered "Junk" and Lessor will have the right to have such "Junk" vehicle or vehicles towed from the premises and Lessee shall be responsible for all towing expenses. Lessee also will not use the outside of the premises for storing auto parts, machinery, equipment, or anything other than Lessee's vehicles. Lessor shall have the right to remove all of the above articles at the expense of the Lessee. No double parking will be permitted. Under no circumstances are you to park in the spaces across the building/unit/warehouse space pertaining to the address that you have listed in your lease contract. Furthermore, there are not to be any vehicles left outside your leased unit overnight without the proper tags/registration/documentation, nor will there be allowed any outside storage of any kind. No recreational vehicles, boats, motors or other equipment shall be parked or stored outside the building. It is the intent of this document to prohibit any outside storage of any type. Be advised that from this point forward, any vehicle parked in those conditions will be towed at your own expense.

27.       KEYS: At the expiration or earlier termination of this Lease, Lessee shall furnish Lessor with the same number of keys which were provided to Lessee by Lessor which may include at least one (1) key to each door or other locked area in or to the Premises.

28.       MECHANICS’ LIENS: Neither Lessor nor the property shall be liable for any labor, services or materials furnished or to be furnished to Lessee upon credit, and no mechanic’s or other lien for any such labor, services or materials shall attach to, encumber or in any way affect the reversionary interest or other estate or interest of Lessor in and to the Building. Nothing in this Lease shall be construed as a consent by Lessor to subject Lessor’s reversionary interest in the Premises to liability under the South Carolina Mechanics’ Lien Law. If, as a result of any work or installation made by, or on behalf of Lessee, or Lessee’s maintenance and repair of the Premises, a claim of lien is filed against the Premises or all or any portion of the Building, within thirty (30) days after it is filed, Lessee shall either satisfy the claim of lien or transfer it to a bond as permitted by South Carolina Statutes.

29.       NOTICES: All notices by Lessee to Lessor or by Lessor to Lessee with regard to this Lease must be in writing (with a copy sent by email to the Parties listed in Section 4 of the Lease Commencement Agreement) and shall be deemed conclusively delivered when same are either hand delivered, or deposited in the U.S. mail, postage prepaid, certified, return receipt requested, or picked up for delivery by a nationally recognized courier for overnight delivery with such delivery charge being prepaid, if to Lessor, addressed to Lessor at the address set forth for Lessor on page 1 of this Lease or if to Lessee, at the Premises. Either party hereto may, by notice given as aforesaid, designate a different address or addresses for notices.

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30.       LESSOR RESPONSIBILITY: Notwithstanding anything in the Lease, Lessor shall be responsible for structural walls, the exterior roof, the plumbing systems (including water/sewer) to the point of connection from the street and the foundation provided damage was not caused by Lessee or its employees, guests, agents, or invitees, ordinary wear and tear excepted.

31.      SECURITY SERVICES: Lessee acknowledges that Lessor is not providing, and is not obligated to provide, any security services to the Premises, the Building or the Land.

32.      WAIVER OF JURY AND COUNTERCLAIM: It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of said Premises and/or any claim of injury or damage and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Lessor commences any summary proceeding or action for non-payment of rent, additional rent or other charge payable hereunder, Lessee will not interpose any counterclaim of whatsoever nature or description in such proceeding or action or seek to consolidate any action or proceedings with Lessor’s action or proceedings. Lessor and Lessee agree that in the event of any litigation regarding this Lease, its terms and the enforcement of the rights and obligations of the parties hereto, the sole proper venue for any such litigation shall be in SUMTER COUNTY / SOUTH CAROLINA (County/State).

33.      SECURITY DEPOSIT: Lessee has deposited with Lessor the sum of 68,140.25 (“Security Deposit”) as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease; it is agreed that in the event Lessee defaults in respect of any of the terms, provisions and conditions of this Lease, Lessor may, without prejudice to any other remedy which Lessor may have on account therefor, appropriate, use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any sum as to which Lessee is in default and Lessee shall forthwith, upon demand of Lessor, restore said security to the original sum deposited. Lessor may commingle the security deposit with its other funds and no interest shall be payable to Lessee. In the event that Lessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Lessee after the date fixed at the end of this Lease and after delivery of entire possession of the Premises to Lessor. In the event of a sale of the Land and Building or leasing of the Building, Lessor shall transfer the security to the vendee or lessee and Lessor shall thereupon be released by Lessee from all liability for the return of such security.

34.      APPLICABLE LAW: This Lease shall be governed by and construed in accordance with the laws of, or applicable to, the State of South Carolina.

35.      BROKERAGE: PER SEPARATE AGREEMENT

36.       RECORDING: Lessee shall not record this Lease or a memorandum thereof without the written consent of Lessor.

37.      RULES AND REGULATIONS: Lessee shall observe faithfully and comply strictly with the rules and regulations as Lessor may, from time to time, adopt or promulgate. “See EXHIBIT B”

38.      RADON: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it overtime. Levels of radon that exceed Federal and State guidelines have been found in buildings in South Carolina. Additional information regarding radon and radon testing may be obtained from the county public health unit in which the Premises are located.

39.      WAIVER OF LIABILITY: The term “Lessor” as used in this Lease shall mean only the owner or mortgagee in possession, for the time being, of the Building, or the lessee or leasehold mortgagee in possession, for the time being, of a lease of the Building (which may include a lease of the Land), so that in the event of any transfer of title to the Building or any assignment of said lease, or in the event of a lease of the Building, the entity so transferring, assigning or leasing shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder, and it shall be deemed and construed as a covenant running with the Land without further agreement between the parties and their successors in interest, or between the parties and any such transferee, assignee or lessee, that the said transferee, assignee or lessee has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder. Lessee agrees to look solely to the estate and interest of Lessor in the Building, and subject to prior right of any mortgage of the Building, for the collection of any judgment (or other judicial process) recovered against Lessor based upon the breach by Lessor of any of the terms, conditions or covenants of this Lease on the part of Lessor to be performed, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee’s remedies under or with respect to either this Lease, the relationship of Lessor or Lessee hereunder, or Lessee’s use and occupancy of the Premises.

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40.       RIGHT OF LESSOR TO DISCHARGE OBLIGATIONS OF LESSEE: If Lessee shall fail to perform or observe any of the terms, obligations or conditions contained herein on its part to be performed or observed hereunder, within the time limits set forth herein, Lessor may, at its option, but shall be under no obligation to do so, perform or observe the same and all costs and expenses incurred or expended by Lessor in such performance or observance shall, upon demand by Lessor be immediately repaid to Lessor by Lessee together with fifteen percent (15%) of the cost thereof to reimburse Lessor for all overhead, general conditions, fees and other costs or expenses arising from the involvement of Lessor therewith.

41       BINDING ON SUCCESSORS, ETC.: Except as otherwise provided in this Lease, the covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives, successors and assigns.

42.       DELAY OF POSSESSION: (a) If Lessor is unable to give possession of the Premises on the date of the commencement of the aforesaid term because Lessor is performing or is delayed in performing work to ready the Premises for Lessee's occupancy or for any other reason or combination of reasons which are not caused by Lessee, an abatement of the rent to be paid hereunder shall be allowed Lessee under such circumstances, and the Term of the Lease shall be extended by the amount of the delay. Said abatement in the rent shall be the full extent of Lessor's liability to Lessee for any loss or damage to Lessee on account of said delay in obtaining possession of the Premises. Lessor shall not be liable for any damages related to Loss of Profits.

(b)                If the delay of possession is caused by acts of Lessee, then there shall be no delay of the commencement of the Term or abatement of rent for the period which can reasonably be determined to be caused by Lessee's acts or failure to act.

(c)                If Lessor is unable to give possession of the Premises to Lessee within one hundred twenty (120) days after the commencement of the term of this Lease, then Lessee shall have the right to cancel this Lease upon written notice thereof delivered to Lessor within ten (10) days after the lapse of said one hundred twenty (120) day period, and upon such cancellation, Lessor and Lessee shall each be released and discharged from all liability under this Lease. Failure by Lessee to take possession of the Premises on the date of commencement of the aforesaid term, or as soon thereafter as possession is offered by Lessor, shall constitute a default by Lessee entitling Lessor to all of the remedies provided in case of default.

43.       ATTORNMENT: If Lessor’s interest in the ground lease or Premises or the Building is encumbered by a mortgage and such mortgage is foreclosed, or Lessor’s interest in the ground lease, the Premises or the Building is acquired by deed in lieu of foreclosure or if Lessor’s interest in the ground lease, the Premises or Building are sold pursuant to such foreclosure or by reason of a default under said mortgage, then notwithstanding such foreclosure, such acquisition by deed in lieu of foreclosure, such sale, or such default (i) Lessee shall not disaffirm this Lease or any of its obligations hereunder and (ii) at the request of the applicable mortgagee, transferee by deed in lieu of foreclosure or purchaser at such foreclosure or sale, Lessee shall attorn to such mortgagee, transferee or purchaser and execute a new lease for the Premises for the rentals reserved herein and otherwise setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the term of this Lease.

44.      EXECUTION OF LEASE: The submission of this Lease for examination does not constitute a reservation or option of any kind or nature whatsoever on or for the Premises or any other space within the Building and shall vest no right in either party. This Lease shall become effective as a lease only upon execution and legal delivery thereof by the parties hereto. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.

45.      MORTGAGEE PROTECTION CLAUSE: Lessee agrees to give any mortgage and/or trust deed holders, by certified mail, a copy of any notice of default served upon Lessor. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have such additional time as may be necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so pursued.

46.      PARTIAL INVALIDITY: If any provision of this Lease or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

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47.      HOLDING OVER: If Lessee, or anyone claiming through Lessee, does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then Lessee shall automatically forfeit all rights to the security deposit then being held by Lessor pursuant to this Lease and the rent payable by Lessee hereunder shall be increased to equal 150% of the Base Rent and Additional Rent payable during the immediately preceding Lease Year. Such rent shall be computed by Lessor and paid by Lessee on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Lessor's acceptance of such rent shall not in any manner adversely affect Lessor's other rights and remedies, including Lessor's right to evict Lessee and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Lessor's consent to any holdover or to give Lessee any right with respect thereto.

48.       HAZARDOUS MATERIALS: Lessee covenants and agrees, at its sole cost and expense, to indemnify, protect and save Lessor harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys’ fees and experts’ reasonable fees) of any kind or of any nature whatsoever (collectively, the “Indemnified Matters”) which may at any time be imposed upon, incurred by or asserted or awarded against Lessor and arising from or out of any Hazardous Materials (as hereinafter defined) on, in, under or affecting all or any portion of the Premises which were proximately caused, or created by, Lessee during Lessee’s use and/or occupancy of the Premises. As used herein, “Hazardous Materials” means petroleum products and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any Laws (as hereinafter defined) or materials which are required by any Laws to be encapsulated or removed from the Premises or any surrounding area. As used herein, “Laws” means any Federal, State or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal of any and all Hazardous Materials from all or any portion of the Premises or any surrounding areas (except that the indemnity provided for under this paragraph shall not cover the costs of such removal unless either (a) such removal is required by any Laws or (b) any present or future use, operation, development, construction, alteration or reconstruction of all or any portion of the Premises is or would be conditioned in any way upon, or is or would be limited in any way until the completion of, such removal in accordance with any Laws), (i) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the Premises into the air, any body of water, any other public domain or any surrounding areas and (ii) costs incurred to bring the Premises and any surrounding areas into compliance with all applicable Laws with respect to Hazardous Materials. All removal work referred to above, all work and other actions to take precautions against release referred to above and all work and other actions performed in order to comply with Laws referred to above are herein collectively referred to as “Corrective Work.”

Lessor’s rights under this Section 47 shall be in addition to all other rights of Lessor under this Lease. Notwithstanding anything to the contrary contained herein, the indemnity provided for under this Section 47 with respect to surrounding areas shall not extend to the cost of Corrective Work on, in, under or affecting any surrounding areas, if the applicable Hazardous Materials did not originate from any portion of the Premises, unless the removal of any Hazardous Materials on, in, under or affecting any surrounding areas is required by Law or by order or directive of any Federal, State or local governmental authority in connection with the Corrective Work on, in, under or affecting any portion of the Premises.

49.      ESTOPPEL CERTIFICATE: Lessee agrees, at any time, and from time to time, upon not less than ten (10) days’ prior notice by Lessor, to execute, acknowledge and deliver to Lessor, a statement in writing addressed to Lessor or such other party as Lessor shall designate certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification), stating the dates to which Base Rent, additional rent and other charges have been paid, the amount of security deposited, and stating whether or not there exists any default in the performance of any covenant, agreement, term, provisions or condition contained in this Lease, and, if so, specifying each such default and containing such other information, items and certifications as Lessor shall request, it being intended that any such statement delivered pursuant hereto may be relied upon by Lessor and by any purchaser, mortgagee or prospective mortgagee of any mortgage affecting all or any portion of the Building and by any lessor under a ground or underlying lease affecting all or any portion of the Building.

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50.      FINANCIAL STATEMENTS: Lessee hereby agrees, from time to time and at the request of Lessor, to furnish Lessor, within thirty (30) days of each such request or sixty (60) days following the end of the prior calendar year, whichever is later, with such annual financial statements of Lessee as Lessor shall require in order to reasonably determine the financial condition of Lessee. Such statements shall be prepared by an independent certified public accountant, or a globally recognized accounting firm (each an “Audited Financial Statement”), and shall include, without limitation, Lessee’s net worth statements and statements of financial position and retained earnings statement of Lessee and its subsidiaries, if any, for the preceding TWO (2) years AND CREDIT HISTORY. Notwithstanding the foregoing, Lessee shall, within thirty (30) days of written request from Lessor, provide Lessor with such financial statements reasonably requested by Lessor to reasonably determine the financial condition of Lessee, provided that, Lessee shall not be required to provide any Audited Financial Statements unless previously prepared in Lessee’s ordinary course of business. Lessee agrees that Lessor may furnish any of its lenders or potential lenders or purchasers copies of such financial statements and records. Lessor agrees to hold, and to cause its lender and potential lenders and purchasers to hold, such financial statements in confidence and not to disclose such records to any party other than such party as shall have a financial interest in the Building or who has a loan on all or any portion of the Building or who is interested in making a loan on all or any portion of the Building or who is interested in purchasing all or a portion of the Building.

51.       OPTION TO PURCHASE/RIGHT OF FIRST REFUSAL: Provided Lessee has not been in material default nor is in current material default of any provision in the Lease, Lessee shall have the Option to Purchase the Premises (the “Option”) after one hundred twenty (120) months of payments (the “Option Vesting Date”) for $15,000,000.00 (the “Option Purchase Price”) by providing written notice to Lessor and an earnest money deposit of $1,000,000 (the “Option Earnest Money”), which shall be held in escrow pending sale of the Property/Premises/Building/Land. Closing of such sale shall occur within sixty (60) days of a purchase and sale agreement mutually agreeable to the parties (the “Purchase and Sale Agreement”). The Purchase and Sale Agreement shall contain, among other provisions customary in the State of South Carolina, that Lessor shall provide a limited warranty deed, limited warranty bill of sale, a FIRPTA affidavit, SC I-295 non-resident withholding affidavit, a 1099s, a transferor’s affidavit (or certificate of tax compliance issued by the South Carolina Department of Revenue, if Lessor is conveying the majority of Lessor’s assets, a owner’s affidavit in a form reasonably acceptable to Lessee’s title company (providing, at minimum, such language sufficient to remove the standard exceptions from Lessor’s owner’s policy and any lender’s policy required by Lessee), and any other documents reasonably required by Lessee or Lessee’s title company to close on the transaction (collectively, the “Closing Documents”). The Option Earnest Money shall be refundable as set forth in the Purchase and Sale Agreement, provided, at minimum, the Option Earnest Money shall be refundable to Lessee in the event of default by Lessor under this Lease or the Purchase and Sale Agreement or casualty or condemnation of any portion of the Premises or any other portion of the property where the Premises is located. Any and costs shall be prorated as is customary in transactions of this type in the State of South Carolina. Notwithstanding the foregoing, in the event the Lessor receives a bona fide written offer acceptable to Lessor that is above the Option Purchase Price prior to the Option Vesting Date, then Lessee may exercise the Option by providing written notice to the Lessor fifteen (15) days following Lessee’s receipt of the Offer, as hereinafter defined, without regard to the Option Vesting Date, and Lessee shall have sixty (60) days in which to close on the purchase from Lessor. Should Lessee elect (or deemed to have elected) not to acquire the Premises or fail to close on the purchase, then Lessor may proceed with the sale of the Property on the same terms as set forth in the Offer, provided that, if the terms of the Offer are materially altered, Lessor shall be required to provide written notice to the Lessee an such updated terms and, for the purposes of this Section, shall be considered a new Offer.

For the avoidance of doubt, the Option shall not survive the sale of the Premises to a third party (in the event said Option or Right of First Refusal is not exercised by Lessee prior to such sale).

Provided Lessee has not been in material default nor is in current material default of any provision in the Lease, Lessee shall have a right of first refusal (“Right of First Refusal”) with respect to the Premises. Lessee shall have fifteen (15) days following receipt from Lessor written notice that Lessor has received a bona fide written offer acceptable to Lessor (“Offer”) to convey the Premises to another party (said notice shall include a copy of the Offer containing all material terms) to elect to acquire the Premises upon the terms set forth in the Offer by providing written notice to Lessor. Failure by Lessee to exercise the Right of First Refusal within fifteen (15) days of receipt of Lessor’s written notice of the Offer shall be deemed to be an election not to purchase the Premises pursuant to the terms of the Offer. Should Lessee elect (or deemed to have elected) not to acquire the Premises or fail to close on the purchase, then Lessor may proceed with the sale of the Property on the same terms as set forth in the Offer, provided that, if the terms of the Offer are materially altered, Lessor shall be required to provide written notice to the Lessee an such updated terms and, for the purposes of this Section, shall be considered a new Offer. In the event Lessee elects to exercise the Right of First Refusal, Lessee shall purchase the Premises from Owner on the same terms set forth in the Offer (provided, (i) Lessee shall have sixty (60) days in which to close on the purchase from Lessor and (ii) Lessor shall provide all Closing Documents, without regard to the terms of the Offer).

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Upon the execution of this Lease, the parties shall, at the request of Lessee, execute a memorandum of lease, to be recorded in the real estate records in county in which the Premises is located, which shall include notice of the Option and Right of First Refusal.

52.       AGREEMENT NOT TO MARKET. As additional material consideration for this Lease, Lessor hereby agrees not to market the Premises or any portion of the real property where the Premises is located for sale or otherwise solicit the same, including, without limitation hiring a real estate broker or other third party to market or obtain offers for purchase from third-parties for a period of five (5) years following the Effective Date. Notwithstanding the foregoing, this provision shall not apply to any lender of Lessor which acquires title via (i) foreclosure of any mortgage secured by the Premises, or (ii) by a deed-in-lieu of foreclosure.

53.       FEE IN LIEU OF TAX/INCENTIVES: Lessee and Lessor hereby acknowledge and agree that (a) Sumter County, South Carolina, a South Carolina body politic and corporate and political subdivision (“County”), may require Lessor and Lessee to execute or otherwise join as parties to certain agreements related to economic incentives being negotiated by Lessee, including, without limitation a fee in lieu of tax agreement (a “FILOT Agreement”); (b) a FILOT Agreement is intended to provide certain incentives and obligations with respect to relief from real property and personal property taxes, as and to the extent to be set forth in the FILOT Agreement, (c) Lessor and Lessee agree that the benefits to be provided by the prospective FILOT agreement, whether in the form of a reduction of the otherwise due tax liability by way of a negotiated FILOT benefit or in the form of a special source revenue credit or infrastructure credit, shall ultimately inure to the benefit of the Lessee with respect to Lessee’s Share of the Operating Expenses, (d) Lessor shall cooperate in good faith with Lessee in obtaining any incentives and execute such documents required by the County as are necessary therefor, in all events subject to Lessor’s approval, which shall not be unreasonably withheld, conditioned, or delayed; and (e) Lessor and Lessee agree to work together in good faith in the event either Lessee or Lessor desire to approach the County to request an extension of the investment period or term of the FILOT Agreement or to otherwise request an amendment that would increase or expand the benefits available under the FILOT Agreement. Notwithstanding the foregoing, in no event shall any documents required by the County under (d), above, increase the tax liability of the Lessor or result in any lien on the Premises or the real property in which the Premises is located that would be greater than the ad valorem taxes which would have been otherwise levied against the property, but for the FILOT Agreement. Lessee acknowledges that any default of Lessee under the FILOT Agreement shall result in a default under this Lease and that any payment obligations under the FILOT Agreement (including any penalties or repayment obligations as a result of a default by Lessee under the FILOT Agreement) shall be the sole responsibility of Lessee. Further, Lessee agrees to indemnify the Lessor against all claims brought against it arising from the FILOT Agreement, except as a result of Lessor’s gross negligence or willful misconduct.

54.       GUARANTY. This Lease shall be subject to the execution by SPI Energy Co., LTD of the guaranty attached hereto as Exhibit C, and delivery of same to Lessor with the executed Lease.

55.       SHARED LOADING DOCK. Lessee acknowledges that the adjacent tenant, Apex Tool Group, LLC (“Apex”) and Lessee, shall have the non-exclusive right to utilize the shipping dock shown on Exhibit “F” (the Shared Dock”) during the term of its lease (the “Apex Lease”), which includes non-exclusive pedestrian and forklift access, such area to be utilized by Apex for the foregoing use being referred to herein as the “Apex Area”. Tenant shall act reasonably and in good faith to cooperate with Apex in connection with the usage of the Shared Dock. Notwithstanding anything in this Lease to the contrary, during the entirety of time that Apex is utilizing the Shared Dock, the Apex Area shall not be considered a part of the Premises. Within forty-five (45) days of the Commencement Date, Lessor agrees to (i) remove the portable office shown on Exhibit “F”, at Lessor’s sole cost, to provide Apex more direct access to the Shared Dock and (ii) construct a fence or other barrier made of a material reasonably agreeable to Lessor and Lessee to divide the Premises from the Apex Area (the “Divider”). Additionally, Lessor may, in Lessor’s sole discretion, add a dock door within Apex’s leased space (the “Apex Dock”) so that Apex no longer needs to utilize the Shared Dock, at which point the use of the Shared Dock shall become exclusive to Lessee. In the event the Apex Dock is not Complete within four (4) months of the Commencement Date (without regard for Lessor’s election in the foregoing sentence), Lessee may provide Lessor with a measurement of the Apex Area for the approval of Lessor, whose approval shall not be unreasonably withheld, conditioned, or delayed, and all Rent (excluding any Utilities costs attributable to Lessee in accordance with the terms of this Lease) shall be reduced pro rata based on square footage of the Apex Area determined thereby (the “Dock Rent Reduction”). Upon the earlier of the Completion of the Apex Dock or the expiration or termination of Apex’s right to utilize the Shared Dock and Apex Area pursuant to the Apex Lease, the Apex Area shall become part of the Premises and the Dock Rent Reduction, if applicable, shall cease beginning on the first of the next month following the removal of the Divider by Lessor, at Lessor’s sole cost and expense. For the purposes of this Section, “Complete” and “Completion” shall mean fully constructed and ready for Apex’s intended use.

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Notwithstanding the foregoing or anything to the contrary in this Lease, in all events, Apex’s use of the Shared Dock and Apex Area shall cease on or before January 31, 2025 and Lessor shall make the Shared Dock and Apex Area available to Lessee for Lessee’s sole and exclusive use. Notwithstanding the provisions in Section 56, in the event Lessor defaults under the terms of the foregoing sentence, Lessor shall have no cure rights and Lessor may immediately avail itself of the remedies set forth in Section 56.

Lessor covenants and agrees, at its sole cost and expense, to indemnify, protect and save Lessee harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys’ fees and experts’ reasonable fees) of any kind or of any nature whatsoever arising out of Apex’s use of the Apex Area, including, without limitation, the Shared Dock and Apex Area. Notwithstanding anything to the contrary, Lessor may not grant any future tenant access to the Shared Dock, nor renew Apex’s lease without the prior written consent of Lessee, in Lessee’s sole discretion.

56.       LESSOR’S DEFAULT. In the event that Lessor shall at any time be in default in the observance or performance of any of the terms, covenants, conditions or agreements hereunder and any such default shall continue for a period of thirty (30) days after written notice to Lessor (if such default is incapable of being cured in a reasonable manner within thirty (30) days then if Lessor has not commenced to cure the same within such thirty (30) day period and thereafter diligently prosecutes the same to completion), then Lessee, at its option, with or without notice or demand of any kind to Lessor or any other person, shall have the right to exercise any one or more of the following described remedies: (i) to cure such default for the account of Lessor, and Lessor shall reimburse Tenant for any amount paid and any expense or contractual liability so actually incurred, including interest at the Interest Rate, upon invoice; (ii) to seek money damages for loss arising from Lessor’s failure to discharge its obligations under the Lease; or (iii) if such default materially and adversely affects Tenant’s operations from the Premises, to terminate the Lease; provided, however, in no event may Tenant terminate this Lease if Tenant could reasonably exercise self-help to cure the default. In addition, Tenant shall be entitled at its election, to exercise concurrently or successively, any one or more of the rights or remedies at law or in equity provided hereunder or under the laws of the United States or the State where the Premises are located for Lessor’s default. Except as expressly stated otherwise in the Lease, Tenant shall have the option, at its sole discretion, of offsetting any payments due or payable to Lessor, until such time as Tenant has been completely reimbursed for its expenses or costs resulting from any Lessor breach or liability under this Lease. Nothing herein contained shall relieve Lessor from its duty to effectuate the repair, replacement, correction or maintenance required to restore the affected services or utilities, or to perform any of its other obligations to the standard prescribed in this Lease, nor shall this Section be construed to obligate Tenant to undertake any such work.

Notwithstanding any other provisions hereof, if Lessor fails to perform any covenant, term or condition of this Lease upon Lessor’s part to be performed, and, as a consequence of such default, Tenant shall recover a money judgment against Lessor, then such judgment shall be satisfied solely out of Lessor’s interest in the Premises (including, without limitation, any rental, sales or insurance proceeds thereof received by Lessor after the date the action is filed with a court of competent jurisdiction) as the same may be encumbered from time to time; and neither Lessor nor any of Lessor’s members, managers, partners, officers, employees or representatives shall have any personal liability for any deficiency or with respect to this Lease. In no event shall Tenant or any person claiming by or through Tenant have the right to levy execution against any property of Lessor or any of Lessor’s members, managers, partners, officers, employees or representatives, other than Lessor’s interest in the Premises (including, without limitation, any rental, sales or insurance proceeds thereof received by Lessor after the date the action is filed with a court of competent jurisdiction) as hereinbefore expressly provided. Time is of the essence with respect to each of Lessor’s obligations under this Lease.

57.       LEASE OPTION. Provided Lessee has not been in material default nor is in current material default of any provision in the Lease, Lessee shall have the Option to lease the remaining (the “Lease Option”) following the expiration or earlier termination of the Apex Lease or on each occasion that any square footage within the building located on the Premises (the “Building”) is vacated by Apex. Upon the occurrence of any of the foregoing, Lessor shall provide written notice to Lessee of availability of space in the Building and the approximate square footage of the applicable space. Lessee shall have forty-five (45) days from receipt of Lessor’s notice (“Option Period”) in which to notify Lessor of Lessee’s intent to exercise the Lease Option with respect to the available space in Lessor’s notice. The rent for any such additional space shall be at the same rate per square foot then due for the Premises and shall be subject to the scheduled rent escalation provided for in the Lease. For clarity and avoidance of doubt, Lessor shall not be entitled to relet any space vacated by Apex until Lessee has been notified of the availability and the expiration of the Option Period.

[Signature Pages Follow]

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IN WITNESS WHEREOF, we have hereunto set our hands and seals the day and year first above written.

LESSOR:

LUCKY SUMTER, LLC.

a South Carolina limited liability company

/s/ Brian Holland

By: Brian Holland

Title: Manager

LESSEE:

SOLAR 4 AMERICA TECHNOLOGY, INC.

/s/ Xiaofeng Peng

By: XIAOFENG PENG

Title: Authorized Signatory

SEM WAFERTECH INC.

/s/ Xiaofeng Peng

By: XIAOFENG PENG

Title: Authorized Signatory

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Exhibit "A"

Premises

Description of the Facility

All that piece, parcel or tract of land, with the improvements thereon, in Privateer Township, County of Sumter, State of South Carolina on S.C. Road No. 43-486 at S.C. Road No. 43487 containing 99.79 acres as shown on plat of H.S. Willson, RLS, dated March 7, 1973, recorded June 4, 1973 in the Office of the Clerk of Court for Sumter county in Plat Book Z-34 at Page 23 and having such shape and measurements as shown thereon. According to said plat, this tract is now or formerly bounded as follows: on the North by S.C. road No. 43-486; on the East by land of the City and county of Sumter as shown on plat recorded in said Clerk's office in Plat Book Z-23 at Page 43; on the South by land of the City and County of Sumter as shown on plat recorded in said Clerk's office in Plat book Z-23 at page 43; and on the West by land of H.O. Osteen, as shown on plat recorded in said Clerk's office in Plat Book Z- l7 at Page 67.

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Exhibit "B"

Rules and Regulations

1.	Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed by Lessee or used for any purpose other than ingress and egress to and from the Premises and for going from one to another part of the building.

2.	Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Lessee shall be paid by Lessee, and Lessor shall not in any case be responsible therefore.

3.	Except as provided in this Lease, no signs or signs will be allowed in any form on the exterior of the Building or on any window or windows inside or outside of the Building and no sign or signs, except in uniform location and uniform style fixed by Lessor, will be permitted in the public corridors or on corridor doors or entrance to Lessee's space. All signs will be contracted for by Lessor for Lessee at the rate fixed by Lessor from time to time, and Lessee will be billed and pay for such service accordingly. Written consent from Lessor is an absolute prerequisite for any such sign or signs any Lessee may be so permitted to use.

4.	No animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any Lessee on said Premises. No Lessee shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

5.	Lessee shall not do or permit anything to be done in or around the building, or bring or keep anything therein that will in any way increase the rate of fire or other insurance on the building, or on property kept therein, or obstruct or interfere with the rights of or otherwise injure or annoy any other Lessee in the building, or do anything in conSCict with the valid pertinent laws, rules or regulations of any governmental authority.

6.	All damage done to the building by taking in or putting out any property of Lessee, or done by Lessee's property while in the building, shall be repaired at the expense of Lessee.

7.	No radio, television, or other similar devices or aerial attached thereto (inside or outside the Premises) shall be installed without first obtaining in each instance Lessor's written consent, and if such consent is given, no such device shall be used in a manner so as to be heard or seen outside of the Premises.

8.	Subject to the terms of the Lease, Lessor shall, at reasonable hours, have the right to enter the Premises to examine same or to make such alterations and repairs as may be deemed necessary, or to exhibit same to prospective Lessees.

9.	Lessee shall not make or permit any improper noises in the building, or otherwise interfere in any way with other Lessees, or persons having business with them.

10.	Lessee will refer all contractors, contractors' representatives and installation technicians, rendering any service to Lessee, to Lessor for Lessor's supervision, approval and control before performance of any contractual service. This provision shall apply to all work performed in the building including installations of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the building.

11.	No portion of Lessee's area or any other part of the building shall at any time be used or occupied as sleeping or lodging quarters.

12.	All vehicle parking by Lessee, Lessee's employees, agents, servants, invitees, licensees, visitors, patrons and customers shall be in the Parking Area.

13.	Lessor will not be responsible for any stolen property, equipment, money or jewelry from Lessee's Premises or public rooms, regardless of whether such loss occurs when area is locked against entry or not.

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14.	Lessee shall be responsible for notifying the Lessor prior to occupying and vacating its space to make all necessary arrangements for moving.

15.	The Lessor shall have the right to prohibit any advertising by any Lessee, which, in its opinion, tends to impair the reputation of the building and upon written notice from the Lessor, Lessee shall refrain from or discontinue such advertising.

16.	There will be no outside storage permitted including but not limited to materials, furniture, equipment or refuse.

17.	Dumpsters and recycling containers are to be provided by Lessee in accordance with the corresponding municipality. The location of the dumpster shall not interfere with either ingress or egress to the property or to any other Lessee premises. The area around the dumpster shall be kept clean at all times.

18.	Per South Carolina Statutes, the Building shall be smoke free. Lessee shall be responsible to enforce and institute policies to address same within the Premises.

19.	Lessor reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Lessor's judgment shall from time to time be needful for the safety, protection, care and cleanliness of the building and the protection and comfort of its Lessees, their agents, employees and invitees, which rules when made and written notice thereof given to Lessee, shall be binding upon him in like manner as if originally prescribed, provided such rules and regulations are not inconsistent with the term of the Lease.

20.	ALTERATIONS: Lessee shall make no additions, installations, alterations or changes in or to the Premises without obtaining the prior written permission of Lessor. In any event, all installations, alterations or work done by Lessee shall at all times comply with:

a.	Laws, rules, orders and regulations of all governmental or municipal bodies, authorities, departments or agencies having jurisdiction thereof and such rules and regulations as Lessor shall promulgate.

b.	Plans and specifications prepared by and at the expense of Lessee theretofore submitted to Lessor for its prior written approval; no installations, alterations or any other work shall be undertaken, started or begun by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications; and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor.

All fixtures, equipment, improvements, and appurtenances attached to or built into the Premises prior to or during the term, whether by Lessor, at its expense or at the expense of Lessee, or by Lessee, shall be and remain part of the Premises and shall not be removed by Lessee at the end of the term, unless Lessor, at least fifteen (15) days prior to the expiration of the term, notifies Lessee to remove the same. All of Lessee’s removable trade fixtures and removable business equipment may be removed by Lessee upon condition that such removal does not materially damage the Premises and that the cost of repairing any damage to the Premises or the Building arising from such removal shall be paid by Lessee.

21.	PARKING: Lessor shall have no responsibility to police or otherwise insure Lessee’s or other lessees’ use thereof. All parking spaces and parking areas shall be non-attended and shall be utilized at the vehicle owner’s own risk. Lessor shall not be liable for any injury to persons or property or loss by theft or otherwise to any vehicle or its contents. LESSEE will use the parking spaces directly in front of Lessee's premises. Any vehicle not operational and which remains in front of Lessee's premises for a period of five days or more, will be considered "Junk" and Lessor will have the right to have such "Junk" vehicle or vehicles towed from the premises and Lessee shall be responsible for all towing expenses. Lessee also will not use the outside of the premises for storing auto parts, machinery, equipment, or anything other than Lessee's vehicles. Lessor shall have the right to remove all of the above articles at the expense of the Lessee. No double parking will be permitted. Under no circumstances are you to park in the spaces across the building/unit/warehouse space pertaining to the address that you have listed in your lease contract. Furthermore, there are not to be any vehicles left outside your leased unit overnight without the proper tags/registration/documentation, nor will there be allowed any outside storage of any kind. No recreational vehicles, boats, motors or other equipment shall be parked or stored outside the building. It is the intent of this document to prohibit any outside storage of any type. Be advised that from this point forward, any vehicle parked in those conditions will be towed at your own expense.

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EXHIBIT “C”

LEASE GUARANTY

FOR VALUE RECEIVED, and in consideration for, and as an inducement to LUCKY SUMTER, LLC (“Lessor”), to enter into a Lease Agreement (“Lease”) with Solar 4 America Technology Inc., and Sem Wafertech, Inc. and its permitted assigns (“Tenant”), the undersigned (“Guarantor”), unconditionally guarantees to Lessor the full and timely payment in full of all sums due under the Lease and complete performance and observance of all of the covenants, conditions, and agreements therein provided to be performed and observed by Tenant.

Guarantor further covenants and agrees that this Guaranty shall be and remain in full force and effect as to any renewal, modification or extension, whether or not known to or approved by Guarantor and that no subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of Guarantor hereunder. In the event of any termination of the Lease by Lessor, Guarantor’s liability hereunder shall not be terminated; but Guarantor shall be and remain liable for all damages, costs, expenses and other claims which may arise under the Lease. If Guarantor shall, directly or indirectly, advance any sums to the Tenant, such sums and indebtedness shall be subordinate in all respects to the amount then and thereafter due and owing by the Tenant under the Lease.

Wherever reference is made to the liability of Tenant in the Lease, such reference shall be deemed likewise to refer to Guarantor, jointly and severally, with Tenant. The liability of Guarantor for the obligations of the Lease shall be primary. In any right of action which shall accrue to Lessor under the Lease, Lessor may, at Lessor’s option, proceed against Guarantor and/or Tenant, jointly or severally, and may proceed against Guarantor without having demanded performance of, commenced any action against, or having obtained any judgment against Tenant. Guarantor hereby waives any obligation on the part of Lessor to enforce the terms of the Lease against Tenant as a condition to Lessor’s right to proceed against Guarantor hereunder. Guarantor hereby expressly (i) waives notice of acceptance of this Guaranty or the Lease and of presentment and (ii) waives demand for observance or performance of, or enforcement of, any terms or provisions of this Guaranty or the Lease. Guarantor agrees that in the event this Guaranty shall be enforced by suit or otherwise, Guarantor will reimburse the Lessor, upon demand, for all expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees.

It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the respective heirs, executors, administrators, successors, and assigns of the Lessor, and shall be binding upon the heirs, executors, administrators, successors, and assigns of Guarantor.

In the event more than one person or entity executes this Guaranty, the liability of such signatories hereunder shall be joint and several; and all references to “Guarantor” shall be deemed to refer to each and every such signatory.

This Guaranty shall be governed by the laws of the State of South Carolina and shall be performed in all respects in Sumter County, South Carolina.

SIGNATURE PAGE TO FOLLOW

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EXECUTED as of the 6th day of April, 2023.

GUARANTOR:

SPI ENERGY CO. LTD.,

By:  /s/ Xiaofeng Peng

Print Name: XIAOFENG PENG

Title: Authorized Signatory

SOLAR JUICE CO., LTD

By:  /s/ Xiaofeng Peng

Print Name: XIAOFENG PENG

Title: Authorized Signatory

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EXHIBIT “D”

MOVE OUT STANDARDS

This Move Out Standards Exhibit is a part of the Lease dated April 6, 2023,by and between LUCKY SUMTER, LLC ("Lessor") and Solar 4 America Technology Inc., and Sem Wafertech, Inc. (collectively "Lessee"), for the premises commonly known as LUCKY SUMTER, LLC. located at: 1150 CLIPPER ROAD, SUMTER, SC, 29154.

Lessor and Lessee agree that the Lease is hereby modified and supplemented as follows:

At the expiration of this Lease, Lessee shall surrender the Premises with all machinery and equipment removed and any exposed electrical wiring shall be capped at the point of origin from the panel from which originated or at the highest point along the beams of the roof. Additionally, the floors previously altered by the Lessee will be leveled, and any damage made by removal of machinery shall be filled and smoothed out in a manner that can be racked and palletized and not cause any damage to equipment or cause a trip hazard. Floors shall be left in broom clean condition. Any air lines, dust collection systems or apparatus associated with current use shall be removed by Lessee prior to Lease expiration. Finally, before surrendering the Premises, Lessee shall remove all of its Personal Property and trade fixtures and such alterations or additions to the Premises made by Lessee as may be specified for removal thereof.

Lessee shall surrender the Premises, at the time of the expiration of the Lease, in a condition that shall include, but is not limited to, addressing the following items:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll Up Doors:	Should be in good working condition.

3.	Dock Seals:	Free of tears and broken backboards repaired.

4.	Warehouse Floor:	Free of stains and swept with no racking bolts and other protrusions left in Floor. Any new cracks caused by Lessee, and which were not present at Lease Commencement, should be repaired with an epoxy or polymer.

5.	Lessee Installed Equipment & Wiring:	Remove air lines, junction boxes, conduit, etc.

6.	Walls:	Sheetrock (drywall) damage should be patched, and fire taped so that there are no holes in either office or warehouse larger than four (4) inches in diameter

7.	Roof	Any Lessee installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor.

8.	Signs:	All exterior signs must be removed, and holes patched and paint touched-up as necessary. All window signs should likewise be removed.

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10.	Overall Cleanliness:	Clean interior windows, clean bathroom(s), vacuum carpet, and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of premises unless same were left at the Premises before Lessee’s commencement of the Lease.

11.	Upon Completion:	Contact Lessor's property manager to coordinate date of turning off power, turning in keys, and obtaining final Lessor inspection of Premises which, in turn, will facilitate refund of security deposit, which shall be returned within 15 days of such final inspection.

Date: April 6, 2023

LESSOR:

LUCKY SUMTER, LLC.

a South Carolina limited liability company

/s/ Brian Holland

By: Brian Holland

Title: Manager

LESSEE:

SOLAR 4 AMERICA TECHNOLOGY, INC.

/s/ Xiaofeng Peng

By: XIAOFENG PENG

Title: Authorized Signatory

SEM WAFERTECH INC.

/s/ Xiaofeng Peng

By: XIAOFENG PENG

Title: Authorized Signatory

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EXHIBIT “E”

Lessor’s Work

WORK TO BE PERFORMED LETTER

1.	Using commercial grade materials, Lessor shall do the following work to the main office:

a.	Repaint all interior walls 2 coats per mutually agreeable color scheme.
b.	Replace all existing ceiling tiles
c.	New flooring either carpet, LVT or VCT
d.	Replace all damaged fixtures that are beyond repair and repaint and replace any damaged flooring.

2.	Warehouse Locker rooms: Lessor shall do the following work to the warehouse locker rooms on below exhibit serving the warehouse:

a.	Repaint the walls, replace all ceiling tiles, replace all bathroom fixtures beyond repair and replace any flooring damage beyond repair.

3.	Warehouse restrooms: Lessor shall abandon the warehouse areas labeled bathrooms on below exhibit

4.	Clean and add new LED lighting to the unoccupied area of the northeast portion of the building consistent with the LED lighting currently in the premises.

5.	Patch only baseball size and bigger holes/spalls, Saw-cut and refill floor joints. Repair gray aisle way's and re-epoxy at broken areas. Room 2, remove gray epoxy & re-coat w/ 3 coat system(extreme damage 221’ x 12’). Leave paint on floor throughout warehouse as is. Pay special attention to grease areas. Scrub and seal

6.	Warehouse Office: Lessor shall repaint and replace ceiling tiles in warehouse office areas labeled Existing offices on Exhibit below.

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EXISTING
OFFICES
RESTROOMS
MEN'S LOCKER ROOM
WOMEN'S LOCKER ROOM
CLEAR
HEIGHT
19' - 6"
TYPICAL LOADING
AREA, DOCK
LEVELERS
EXISTING
OFFICES
AREA
AVAILABLE
165,319 SF
SWITCH
GEAR
CLEAR
HEIGHT
19' - 6"
TYPICAL LOADING
AREA, DOCK
LEVELERS
CLEAR
HEIGHT
22' - 4"
AVAILABLE
ON
1/1/23
RESTROOMS
RESTROOMS
APEX
TOOL GROUP
AVAILABLE
ON
1/1/23
NOT VACANT

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EXHIBIT “F”

Docking Bay

EXISTING OFFICES
RESTROOMS
MEN'S LOCKER ROOM
WOMEN'S LOCKER ROOM
CLEAR HEIGHT 19' - 6"
TYPICAL LOADING AREA, DOCK LEVELERS
EXISTING OFFICES
AREA AVAILABLE
165,319 SF
SWITCH GEAR
CLEAR HEIGHT 19' - 6"
TYPICAL LOADING AREA, DOCK LEVELERS
Apex Area
Remove old portable office
= chain link fence
= lockable gate
= Divider
CLEAR HEIGHT 22' - 4"
RESTROOMS
RESTROOMS
AVAILABLE ON 1/1/23
APEX
TOOL GROUP
AVAILABLE ON 1/1/23
NOT VACANT
KEY PLAN
AREA SIZES
AREA
NAME
MAIN OFFICE
HEAT TREAT
LEFT WAREHOUSE
RIGHT WAREHOUSE (LEASED)
RIGHT WAREHOUSE (AVAILABLE)
MIDDLE WAREHOUSE
OVERALL PLAN
RUKAN
OVERALL PLANS
A100

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